EXHIBIT 99.1

Vistagen Appoints Angel S. Angelov, MD, MBA, as Chief Medical Officer

Dr. Angelov brings extensive industry experience across multiple therapeutic areas

SOUTH SAN FRANCISCO, Calif.-- (BUSINESS WIRE)— May 19, 2026 - Vistagen (Nasdaq: VTGN), a late clinical-stage biopharmaceutical company pioneering neuroscience with nose-to-brain neurocircuitry to develop and commercialize a new class of intranasal product candidates called pherines, today announced the appointment of Angel S. Angelov, MD, MBA, as Chief Medical Officer (CMO), effective May 18, 2026.

"We are pleased to welcome Dr. Angelov to the Vistagen team,” said President and Chief Executive Officer of Vistagen, Shawn Singh. “His two decades of leadership across clinical development and medical affairs, including roles at Karuna, Neurocrine, Novartis, and Teva, will be instrumental as we work to improve suboptimal standards of care in our targeted therapeutic areas.”

Dr. Angelov most recently served as CMO at Theranica, a neuromodulation therapeutics company. Previously, Dr. Angelov served as Managing Director at ANG Holding, as Vice President, Head of Medical Affairs at Karuna Therapeutics (now a wholly owned subsidiary of Bristol Myers Squibb), and as Vice President, Clinical Leader for the VMAT-2 Franchise and Head of Medical Affairs at Neurocrine Biosciences. He has also held clinical development and medical affairs positions at CollaGenex, Indivior, Novartis, NuPathe, and Teva, as well as faculty positions at Thomas Jefferson University and Temple University. Dr. Angelov earned his M.D. from Sofia Medical University and completed his residency and fellowship training at Thomas Jefferson University. Dr. Angelov also earned an MBA from the Wharton School at the University of Pennsylvania. Dr. Angelov is Board Certified in Psychiatry, is a diplomate of the American Board of Psychiatry and Neurology and holds an active Pennsylvania medical license.

“I am honored and excited to join Vistagen, a team so deeply committed to addressing critical areas of unmet need across multiple therapeutic areas such as neuropsychiatry and women’s health," said Dr. Angelov. “Vistagen’s pioneering work with neurocircuitry-focused pherines represents a compelling opportunity to reshape how we approach patient care. I look forward to contributing to Vistagen’s mission to deliver transformative treatments and improve lives, alongside a team that shares my commitment to patient care and scientific innovation.”

The Compensation Committee of Vistagen’s Board of Directors granted Dr. Angelov an incentive option, in accordance with Nasdaq Listing Rule 5635(c)(4), to purchase up to an aggregate of 150,000 shares of Vistagen’s common stock in connection with his appointment as CMO, as an inducement material to Dr. Angelov’s decision to enter into employment with Vistagen. The option will have an exercise price of $0.5955 per share and will vest as to 25% of the shares on the one-year anniversary of its grant, with the remainder of the shares vesting ratably, on a monthly basis, over 36 months thereafter.

About Vistagen
Vistagen (Nasdaq: VTGN) is a late clinical-stage biopharmaceutical company leveraging a deep understanding of nose-to-brain neurocircuitry to develop and commercialize a new class of rapid-onset neurocircuitry-focused intranasal product candidates called pherines. Vistagen’s pherine product candidates are designed to achieve therapeutic benefits without requiring absorption into the blood or uptake into the brain, giving them the potential to be a safer alternative to other pharmacological options, if successfully developed and approved. Vistagen’s most advanced intranasal pherine product candidates are fasedienol in U.S. Phase 3 development for the acute treatment of social anxiety disorder, itruvone for treatment of major depressive disorder, and refisolone for treatment of vasomotor symptoms (hot flashes) due to menopause. Connect at www.Vistagen.com.

Forward-looking Statements
This press release contains certain forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding Dr. Angelov’s appointment as Chief Medical Officer, the potential attributes and benefits of Vistagen’s product candidates and Vistagen’s efforts to advance the development of its product candidates. These forward-looking statements involve known and unknown risks that are difficult to predict and include all matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “project,” “outlook,” “strategy,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “strive,” “goal,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Vistagen and its management, are inherently uncertain. As with all pharmaceutical products, there are substantial risks and uncertainties in the process of development and commercialization and actual results or developments may differ materially from those projected or implied in these forward-looking statements. Risks that may impact the outcome of these forward-looking statements are more fully discussed in the section entitled “Risk Factors” in Vistagen’s Annual Report on Form 10-K for the fiscal year ended March 31, 2025, and Quarterly Report on Form 10-Q for the period ended December 31, 2025, as well as discussions of potential risks, uncertainties, and other important factors in Vistagen’s other filings with the U.S. Securities and Exchange Commission (“SEC”). Vistagen’s SEC filings are available on the SEC’s website at www.sec.gov. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release and should not be relied upon as representing Vistagen’s views as of any subsequent date. Vistagen explicitly disclaims any obligation to update any forward-looking statements other than as may be required by law. If Vistagen does update one or more forward-looking statements, no inference should be made that Vistagen will make additional updates with respect to those or other forward-looking statements.

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